Exhibit 1

NON-TENDER AND SUPPORT AGREEMENT

by and among

COLONEL HOLDINGS, INC.

and

CERTAIN STOCKHOLDERS OF CKX, INC.

Dated as of May 10, 2011

TABLE OF CONTENTS

ii

Section 9.5	No Third-Party Beneficiaries	20
Section 9.6	Governing Law	20
Section 9.7	Submission to Jurisdiction	20
Section 9.8	WAIVER OF JURY TRIAL	21
Section 9.9	Assignments; Successors	21
Section 9.10	Enforcement	22
Section 9.11	Currency	22
Section 9.12	Severability	22
Section 9.13	Counterparts	22
Section 9.14	Facsimile or .pdf Signature	23
Section 9.15	No Presumption Against Drafting Party	23
Section 9.16	No Partnership, Agency, or Joint Venture	23
Section 9.17	No Recourse	23
Section 9.18	Expenses	23
Section 9.19	Stockholder Representative	24

iii

NON-TENDER AND SUPPORT AGREEMENT

NON-TENDER AND SUPPORT AGREEMENT, dated as of May 10, 2011 (this “Agreement”), by and among Colonel Holdings, Inc., a Delaware corporation (“Parent”), Robert F.X. Sillerman, an individual (the “Stockholder Representative”), and certain other stockholders of CKx, Inc., a Delaware corporation (the “Company”), whose names are set forth on the signature pages to this Agreement (together with the Stockholder Representative, each a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Colonel Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”) which provides, among other things, that (i) Merger Sub shall commence a tender offer (as the same may be amended or modified from time to time in accordance with its terms, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) and (ii) following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger as a wholly owned subsidiary of Parent (the “Merger”), in each case on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder, together with the other Stockholders, owns (beneficially and of record) (i) the number of Common Shares set forth opposite such Stockholder’s name on Annex A (with respect to each Stockholder, its, his or her “Stockholder Shares”) and/or (ii) the number of Company Stock Options set forth opposite such Stockholder’s name on Annex A (with respect to each Stockholder, its, his or her “Stockholder Options”);

WHEREAS, each Stockholder may elect to accept as consideration for certain of its, his or her Rollover Shares (as defined below), common stock of Parent (“Parent Shares”) in accordance with the terms and conditions set forth herein and on Annex B and pursuant to definitive documents described therein (the “Parent Documents”);

WHEREAS, in order to ensure that each Stockholder’s election to accept securities of Parent (and/or an Affiliate of Parent) as consideration for Rollover Shares in accordance with the terms and conditions set forth on Annex B and in the Parent Documents will not cause the Offer to fail to comply with the Exchange Act, Parent has required each Stockholder to agree, subject to the terms and conditions hereof, (i) not to tender its, his or her Stockholder Shares into the Offer and (ii) not to have any of its, his or her Stockholder Shares cashed out at the Acceptance Time;

WHEREAS, as of the date hereof , the Company has amended its Shareholder Rights Agreement in the form attached to the Merger Agreement.

NOW, THEREFORE, accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   General. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

Section 1.2   Certain Defined Terms.

(a)   For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“beneficial ownership” means, with respect to any security by any Person, “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule.  The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

“Covered Shares” means, with respect to any Stockholder, the Stockholder Shares and any other Common Shares or other voting securities of the Company acquired by such Stockholder after the date of this Agreement, including by way of (i) a stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) the exercise of any Stockholder Options or any other Company Stock Options.

 “Meeting” means any meeting of the stockholders of the Company, whether annual or special, and including any adjourned or postponed meeting.

 “Vote” means (i) voting in person or by proxy in favor of or against any action, approval or agreement, (ii) consenting to or withholding consent from any action, approval or agreement (whether or not such consent is in writing) and (iii) taking any similar action in favor of or against any action, approval or agreement; and “Voting” shall have the correlative meaning.

(b)   The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Chosen Court	9.7
Common Shares	Recitals
Company	Preamble

Term	Section
DB Lender	8.11
DB Loan	8.11
Maximum Pre-Merger Amount	3.1(a)(i)
Merger	Recitals
Merger Agreement	Recitals
Merger Contributed Shares	3.1(b)(ii)
Merger Contribution	3.1(b)(ii)
Merger Sub	Recitals
Offer	Recitals
Option Shares	3.3
Parent	Preamble
Parent Documents	Recitals
Parent Shares	Recitals
Pledged Shares	8.11
Pre-Merger Contributed Shares	3.1(a)(ii)
Pre-Merger Contribution	3.1(a)(ii)
Pre-Merger Contribution Date	3.1(a)(ii)
Pre-Merger Contribution Shares	3.1(a)(i)
Pre-Merger Election Notice	3.1(a)(i)
Related Parties	9.17
Representatives	8.5(a)
Repurchase	3.1(c)(ii)
Repurchase Date	3.1(c)(ii)
Repurchase Election Notice	3.1(c)(i)
Repurchased Parent Shares	3.1(c)(i)
Rollover Election Notice	3.1(b)(i)
Rollover Shares	3.1(b)(i)
Stock Power	8.1(a)
Stockholder	Preamble
Stockholder Closing	3.1(c)(ii)
Stockholder Closing Date	3.1(c)(ii)
Stockholder Documents	8.1(a)
Stockholder Expenses	9.18
Stockholder Options	Recitals
Stockholder Representative	Preamble
Stockholder Shares	Recitals
Voting Trust	8.1(a)

Section 1.3   Interpretation.  When a reference is made in this Agreement to a Section, Article or Annex such reference shall be to a Section, Article or Annex of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Annex are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Annex but not otherwise defined therein shall have the meaning set forth in this Agreement.  All Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

ARTICLE II
NON-TENDER OF THE SECURITIES

Section 2.1   Non-Tender of the Covered Shares.  Subject to the terms and conditions hereof, each Stockholder hereby agrees that it, he or she shall not, directly or indirectly, tender any Covered Shares into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act, in any manner, or enter into any agreement, transaction or arrangement that results in such Covered Shares being tendered into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act.

Section 2.2   Rule 14e-5.  Each Stockholder covenants to comply in all respects with Rule 14e-5 promulgated under the Exchange Act (notwithstanding whether it would be subject to the terms of such Rule pursuant to its terms).

ARTICLE III
CONTRIBUTIONS

Section 3.1   Contributions.

(a)   Pre-Merger Contribution.

(i) If (x) the Acceptance Time has occurred and (y) the Effective Time has not occurred, the Stockholder Representative may deliver an irrevocable written notice to Parent (a “Pre-Merger Election Notice”) specifying an election by any one or more of the Stockholder’s to receive cash in exchange for a portion of its Stockholder Shares (such Stockholder Shares, the “Pre-Merger Contribution Shares”); provided that the maximum aggregate number of Pre-Merger Contribution Shares designated in such Pre-Merger Election Notice for all Stockholders shall not exceed the quotient of (A) the Maximum Pre-Merger Amount divided by (B) the Per Share Merger Consideration.  The “Maximum Pre-Merger Amount” means Fifty Million Dollars ($50,000,000).

(ii) In the event that the Stockholder Representative has delivered a Pre-Merger Election Notice, unless the Effective Time occurs no later than seven (7) calendar days after the delivery of such Pre-Merger Election Notice (at which point Section 3.1(b) shall apply), then on such date as may be determined by Parent, which date shall be no more than seven (7) calendar days after the delivery of such Pre-Merger Election Notice (such date, the “Pre-Merger Contribution Date”), upon the terms and subject to the conditions of this Agreement, each Stockholder hereby agrees to contribute or sell, and hereby authorizes the Voting Trust, to the extent any such

Stockholder Shares are held by such Voting Trust, to contribute or sell on its, his or her behalf out of the Stockholder Shares delivered to the Voting Trust pursuant to Section 8.1, free and clear of all Liens (the “Pre-Merger Contribution”), to Parent or its designee all of such Pre-Merger Contribution Shares (collectively, the “Pre-Merger Contributed Shares”).  In exchange for the Pre-Merger Contribution, each Stockholder shall be entitled to receive from Parent or its designee, by wire transfer of same day funds to the account designated by the Stockholder Representative in such Pre-Merger Election Notice, an amount of cash equal to (x) the Per Share Merger Consideration multiplied by (y) the number of Pre-Merger Contributed Shares so contributed or sold by such Stockholder.

(iii)   Notwithstanding anything to the contrary in the foregoing, Parent may, in its sole discretion, elect, in lieu of a Pre-Merger Contribution, to arrange, at Parent’s cost and expense, alternative liquidity for any such Stockholder no less favorable to such Stockholder than the foregoing arrangements relating to a Pre-Merger Contribution in an amount no less than that requested by the Stockholder Representative in the applicable Pre-Merger Election Notice with respect thereto.  In furtherance of the foregoing, each Stockholder agrees that he, she or it shall execute and deliver such additional documents and take all such further action as may be reasonably requested and necessary or desirable to effect such alternative financing.

(b)   Merger Contribution.

(i)   Subject toSection 8.11, after the Acceptance Time (unless there is an Offer Termination), but in any event no later than the earlier of (x) the Effective Time, provided that Parent provides the Stockholder Representative with at least two (2) Business Days prior written notice of the Effective Time citing this Section (or in the event that the Merger is to be consummated in accordance with Section 253 of the DGCL in connection with the Acceptance Time, Parent provides the Stockholder Representative with such notice on or prior to the date of such Acceptance Time, at which point the notice described below must be provided prior to 10:30 am on the next Business Day following the Acceptance Time) and (y) the later of (1) ninety (90) calendar days after the date hereof and (2) two (2) Business Days after the Acceptance Time (or in the event of an Offer Termination, two (2) Business Days after notice from Parent to the Stockholder Representative on or after the date of such Offer Termination citing this Section), the Stockholder Representative may deliver an irrevocable written notice to Parent (a “Rollover Election Notice”) specifying each Stockholder’s election to contribute or sell none or a portion of its, his or her Stockholder Shares in exchange for Parent Shares (such Stockholder Shares, the “Rollover Shares”); provided that the number of Rollover Shares designated in such Rollover Election Notice shall not exceed 50% of the Stockholder Shares held thereby, including, for the avoidance of doubt, any Stockholder Shares that may have been previously contributed or sold pursuant to the Pre-Merger Contribution (as adjusted for stock splits, reverse stock splits, recapitalizations, reclassifications, reorganizations, exchanges, subdivisions or combinations); provided further that, if no such Rollover Election Notice has been delivered prior to such time, each Stockholder shall be deemed to have elected that the number of Rollover Shares designated thereby shall be 50% of the Stockholder Shares held thereby, including, for the avoidance of doubt, any Stockholder Shares that may have been previously contributed or sold pursuant to the Pre-Merger Contribution (as adjusted for stock splits, reverse stock splits, recapitalizations, reclassifications, reorganizations, exchanges, subdivisions or combinations).

(ii)   Upon the terms and subject to the conditions of this Agreement and Annex B, prior to the Effective Time on the Merger Closing Date, each Stockholder shall contribute or sell, and each Stockholder hereby authorizes the Voting Trust, to the extent such Voting Trust holds any Stockholder Shares, to contribute or sell on its, his or her behalf out of the Stockholder Shares delivered to the Voting Trust pursuant to Section 8.1, free and clear of all Liens (the “Merger Contribution”), to Parent or its designee all of its, his or her Stockholder Shares (other than any Pre-Merger Contribution Shares previously contributed or sold to Parent, if any) and, if applicable pursuant to Section 3.3, Option Shares (collectively, the “Merger Contributed Shares”).  In exchange for the Merger Contribution, each Stockholder shall be entitled to receive, at the time of the Merger Contribution:

(1)   from Parent, and Parent shall issue to each Stockholder, a number of Parent Shares equal to the number of Rollover Shares (if any) so contributed or sold by such Stockholder; and

(2)   from Parent or its designee, by wire transfer of same day funds to the account designated by such Stockholder at least two (2) Business Days prior to the Merger Contribution, an amount of cash equal to: (x) the Per Share Merger Consideration multiplied by (y) the excess of (A) the number of Merger Contributed Shares so contributed or sold by such Stockholder over (B) the number of Rollover Shares so contributed or sold by such Stockholder.

(iii)   The Parent Shares shall have the rights, preferences, privileges and restrictions set forth in Annex B and the Parent Documents.  The Parent Shares issued to any of the Stockholders shall be of the same class of common stock  issued to Affiliates of Apollo Management VII, L.P.  All equity contributions of Affiliates of Apollo Management VII, L.P. will be in cash or Parent Shares and made to Parent in exchange for Parent Shares valued at the Per Share Merger Consideration.  Concurrently with the Merger Contribution, if the Stockholders have elected to receive Parent Shares, each of the Stockholders and Parent and the other parties thereto shall execute and deliver each of the Parent Documents to which it is a party.

(c)   Post-Merger Repurchase.

(i)   On or after the Effective Time, but in any event no later than ninety (90) calendar days after the date hereof, the Stockholder Representative may deliver an irrevocable written notice to Parent (a “Repurchase Election Notice”) specifying each Stockholder’s election to cause, at the election of Parent, Parent or its designee, to repurchase all or a portion of its, his or her Parent Shares in exchange for cash (such Parent Shares, the “Repurchased Parent Shares”); provided that, if no such Repurchase Election Notice has been delivered prior to such time, there shall be no

Repurchased Parent Shares and each Stockholder shall be deemed to have irrevocably waived the right to cause Parent or its designee to repurchase any Parent Shares in accordance herewith.

(ii)   In the event that the Stockholder Representative has delivered a Repurchase Election Notice, then on such date as may determined by Parent or its designee, which date shall be no more than seven (7) calendar days after the delivery of such Repurchase Election Notice (such date, the “Repurchase Date” and, together with the Pre-Merger Contribution Date and the Closing Date, each a “Stockholder Closing Date”), upon the terms and subject to the conditions of this Agreement, each Stockholder hereby agrees to sell, free and clear of all Liens  (the “Repurchase” and, together with Pre-Merger Contribution and the Merger Contribution, each a “Stockholder Closing”), the Repurchased Parent Shares to Parent or its designee.  In exchange for the Repurchase, each Stockholder shall be entitled to receive from Parent or its designee, by wire transfer of same day funds to the account designated by the Stockholder Representative in such Repurchase Notice, an amount of cash equal to the product of (A) the Per Share Merger Consideration and (B) the number of Repurchased Parent Shares so sold by such Stockholder, which amount of cash is subject to adjustment as expressly provided in Annex B.

Section 3.2   Closing.  Each of the Stockholder Closings contemplated by this Article III shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m. local time on such Stockholder Closing Date.

Section 3.3   Stockholder Options. At the Acceptance Time, each Stockholder’s Stockholder Options shall be cancelled and exchanged on the terms and subject to the conditions set forth in Section 3.2 of the Merger Agreement; provided that, to the extent each Stockholder can exercise such Stockholder’s Stockholder Options on a cashless basis (as to exercise price and tax withholding) and at an exercise price below the Per Share Merger Consideration, if requested by Parent prior to the Acceptance Time in order to cause the number of Common Shares held by Parent and Merger Sub to equal the lowest number of Common Shares that, when added to (a) any Common Shares acquired thereby pursuant to the Offer, (b) any Common Shares contributable or sellable pursuant to this proviso and (c) any Top-Up Shares, shall constitute one share more than 90% of the total Common Shares then outstanding (determined on a fully diluted basis and assuming the issuance of the Top-Up Shares), such Stockholder shall, to the extent not adverse to such Stockholder, cooperate with Parent and take such actions as may be necessary or desirable so that (i) such Stockholder shall exercise all or a portion of its, his or her Stockholder Options on a cashless basis (as to exercise price and tax withholding), (ii) the Common Shares issued to such Stockholder as a result of such exercise (the “Option Shares”) shall be contributed or sold to Parent or designee pursuant to Section 3.1(b)(ii) and (iii) such exercised Stockholder Options shall not be cancelled by the Company and exchanged pursuant to Section 3.2 of the Merger Agreement.

ARTICLE IV

VOTING

Section 4.1   Agreement to Vote.

(a)   Each Stockholder agrees that it, he or she shall, and hereby authorizes the Voting Trust, on its, his or her behalf with respect to the Stockholder Shares delivered thereto pursuant to Section 8.1, to appear at any Meeting (or otherwise cause its Covered Shares to be counted as present thereat) for purposes of establishing a quorum and, if requested by Parent, to cause its Covered Shares to be included in any written consent of stockholders of the Company.  In connection with any such Meeting or written consent, as applicable, each Stockholder further agrees that it, he or she shall, and shall cause the record holder of any of its, his or her Covered Shares to, and authorizes the Voting Trust, on its, his or her behalf with respect to the Stockholder Shares delivered thereto pursuant to Section 8.1, to Vote all of its, his or her Covered Shares:

(i)   in favor of adoption of the Merger Agreement and any other action or approval required in furtherance of any of the other transactions contemplated thereby, including the Offer and the election of Parent’s designees to the Company Board in accordance therewith;

(ii)   without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any Meeting at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the Meeting is held;

(iii)   against any (w) Acquisition Proposal, (x) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (y) action, approval or agreement that would compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the Merger Agreement or the timely consummation of the transactions contemplated by the Merger Agreement or (z) other matter relating to, or in connection with, any of the foregoing matters described in this clause (iii); and

(iv)   against any action, approval or agreement that would result in any breach of a representation, warranty, covenant or agreement of the Company under the Merger Agreement.

(b)   For the avoidance of doubt, each Stockholder agrees that for so long as this Agreement is in effect the obligations of such Stockholder contained in this Article IV shall not be affected by any Adverse Recommendation Change or any acceptance by the Company of any Acquisition Proposal.

(c)   For the avoidance of doubt, Stockholder shall, and each Stockholder acknowledges that the Voting Trust on behalf of the Stockholder Shares delivered thereto pursuant to Section 8.1, shall at the direction of such Stockholder, remain free to Vote each Covered Share with respect to any matter not covered by this Section 4.1 in any manner such Stockholder deems appropriate, provided that such Vote would not reasonably be expected to adversely affect, or prevent or delay the consummation of, the Offer or the Merger.

Section 4.2   No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership or beneficial ownership of, or with respect to, any Covered Shares prior to such shares being contributed or otherwise sold to Parent pursuant to the terms hereof.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders prior to the contribution or sale of such Covered Shares to Parent pursuant to the terms hereof.  Except as otherwise provided in this Agreement, Parent shall not have any power or authority to direct any Stockholder in (a) the Voting of any of such Stockholder’s Covered Shares or (b) the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company.

ARTICLE V

STOCKHOLDER REPRESENTATIONS AND WARRANTIES

Each Stockholder, jointly and severally, represents and warrants to Parent as follows:

Section 5.1   Power and Authorization.  Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within such Stockholder’s power and authority and have been duly and validly authorized by all necessary action on the part of such Stockholder.  Such Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its organization.

Section 5.2   Enforceability.  This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

Section 5.3   Governmental Authorizations.  The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than compliance with the applicable requirements, if any, of the Exchange Act.

Section 5.4   Non-Contravention.  The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not:

(a)   contravene or conflict with, or result in any violation or breach of, any provisions of the organizational documents of such Stockholder (to the extent that such Stockholder is a business entity);

(b)   contravene or conflict with, or result in any violation or breach of, any Laws applicable to such Stockholder or any of its Covered Shares;

(c)   require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Contract to which such Stockholder is a party or by which he, she or it or any of his, hers or its Covered Shares may be bound;

(d)   give rise to a right of termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Contracts to which such Stockholder is a party or by which such Stockholder or any of his, her or its Covered Shares may be bound; or

(e)   cause the creation or imposition of any Liens on any of its Covered Shares, other than as contemplated by this Agreement.

Section 5.5   Ownership.  As of the date of this Agreement, such Stockholder, together with the other Stockholders, is the sole beneficial owner and/or record holder of the Stockholder Shares and the Stockholder Options, which constitute all of the Common Shares and Company Stock Options beneficially owned and/or held of record by such Stockholder.  Such Stockholder owns no other rights or interests convertible or exchangeable into or exercisable for any securities of the Company.  The parties have agreed that for all purposes hereunder, the Stockholders shall not be deemed to have any interest or beneficial ownership of 300,000 Common Shares owned by the organization known as The Tomorrow Foundation, Inc., which shares are excluded from this Agreement.

Section 5.6   Voting.  Such Stockholder, together with the other Stockholders, has the sole power to Vote or direct the Vote of, dispose or cause the disposition of, or issue or cause the issuance of instructions with respect to its, his or her Covered Shares, and the sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to applicable United States federal securities Laws and this Agreement.  Such Stockholder: (a) is not a party to any Contract (including any voting agreement) with respect to any of its, his or her Covered Shares; (b) has not deposited any of its Covered Shares into any voting trust (except in accordance with Section 8.1); and (c) has not granted any proxy or power of attorney with respect to any of its Covered Shares, in each case inconsistent with such Stockholder’s obligations under this Agreement.

Section 5.7   Title.  Such Stockholder has, and on the Closing will have, good and marketable title to all of its, his or her Covered Shares, in each case free and clear of any Liens other than as contemplated by this Agreement.

Section 5.8   Brokers and Finders.  Except Berenson & Co., the fees and expenses of which shall be paid by the Stockholders, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

Section 5.9   Parent Shares.

(a)   If such Stockholder elects to do so, such Stockholder is not acquiring the Parent Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any solicitation of a subscription by a person not previously known to such Stockholder in connection with Parent Shares generally.

(b)   Such Stockholder has been furnished all materials relating to Parent and the Parent Shares that such Stockholder has requested and has been afforded the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense.

(c)   Representatives of Parent have answered all inquiries that such Stockholder has made of them concerning Parent and its Affiliates, or any other matters relating to the formation and proposed operation of Parent and the offering and sale of the Parent Shares.  Such Stockholder acknowledges that neither Parent nor any Affiliate of Parent has rendered or will render any Parent Shares advice or securities valuation advice to such Stockholder, and that such Stockholder, if such Stockholder elects to do so, is neither subscribing for nor acquiring the Parent Shares in reliance upon, or with the expectation of, any such advice.

(d)   Such Stockholder has not been furnished any offering literature with respect to the Parent Shares or Parent or any Affiliate of Parent.  In addition, except as set forth in Article VII, no representations or warranties have been made to such Stockholder with respect to the Parent Shares or Parent or any Affiliate of Parent, and such Stockholder has not relied upon any representation or warranty in making this subscription.

(e)   Such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the Parent Shares and of making an informed Parent Shares decision with respect thereto.  Such Stockholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(f)   Such Stockholder has adequate means of providing for its, his or her current needs and possible future contingencies, and has no need, and anticipates no need in the foreseeable future, to sell the Parent Shares for which such Stockholder subscribes.  Such Stockholder is able to bear the economic risks of the Parent Shares and consequently, without limiting the generality of the foregoing, is able to hold the Parent Shares for an indefinite period of time and has sufficient net worth to sustain a loss of the entire Parent Shares in the event such loss should occur.

(g)   If such Stockholder elects to do so, such Stockholder is acquiring the Parent Shares for such Stockholder’s own account as principal for Parent Shares purposes and not with a view to the distribution or sale thereof, subject to any requirement of Law that its property at all times be within his, her or its control.

ARTICLE VI

ACKNOWLEDGMENTS

Section 6.1   Acknowledgements.  Each Stockholder acknowledges that he, she or it has been furnished with and has carefully read the proposed form of Merger Agreement.  Such Stockholder is aware and acknowledges that:

(a)   Parent has only recently been formed and has no financial or operating history.

(b)   There are substantial risks incident to an investment in the Parent Shares.

(c)   No federal or state agency has passed upon the Parent Shares or made any finding or determination as to the fairness of an investment in the Parent Shares.

(d)   Such Stockholder should consult with his, her or its own tax advisor regarding all United States federal, state, local and foreign tax considerations applicable to the Parent Shares.  Neither Parent, nor any of its Affiliates, employees, agents, members, directors, officers, representatives or consultants, assumes any responsibility for the tax consequences to such Stockholder of the acquisition or ownership of the Parent Shares.

(e)   Effective as of the Closing, such Stockholder will become obligated to acquire the Parent Shares, to the extent provided for herein.

(f)   If such Stockholder elects to do so, such Stockholder must bear the economic risk of the Parent Shares for an indefinite period of time because the Parent Shares have not been registered for sale under the Securities Act, and therefore cannot be sold or otherwise transferred unless either the Parent Shares are subsequently registered under the Securities Act, or an exemption from such registration is available, and the Parent Shares cannot be sold or otherwise transferred unless they are registered under applicable state securities or an exemption from such registration is available.

(g)   Such Stockholder’s right to transfer the Parent Shares is or will be restricted by the terms of the Parent Documents.  Such Stockholder may be required to transfer the Parent Shares under certain circumstances, as shall be provided in the Parent Documents.

(h)   Such Stockholder (i) is aware of and understands the nature of the risks involved in investing in the Parent Shares and (ii) has had ample opportunity to ask questions relating to the Parent Shares, the transactions contemplated by the Merger Agreement and this Agreement.

ARTICLE VII

PARENT REPRESENTATIONS AND WARRANTIES

Section 7.1   Power and Authorization; Valid Issuance; Capitalization.  Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within Parent’s power and authority and have been duly and validly authorized by all necessary action on the part of Parent.  Parent is duly organized and validly existing and in good standing (where applicable) under the Laws of Delaware.  Any Parent Shares issued to any Stockholder, when issued, will be validly issued, fully paid and non-assessable.

Section 7.2   Enforceability.  This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

Section 7.3   Governmental Authorizations.  The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than compliance with the applicable requirements, if any, of the Exchange Act.

Section 7.4   Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement do not and will not:

(a)   contravene or conflict with, or result in any violation or breach of, any provisions of the organizational documents of Parent;

(b)   contravene or conflict with, or result in any violation or breach of, any Laws applicable to Parent;

(c)   require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Contract to which Parent is a party; or

(d)   give rise to a right of termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Contracts to which Parent is a party.

ARTICLE VIII

OTHER COVENANTS

Section 8.1   Delivery.

(a)   As promptly as practicable after the date hereof (and in any event no later than May 16, 2011), the Stockholder Representative and Parent shall enter into a written agreement or agreements with a voting trust (which may be (i) a third party reasonably acceptable to the Stockholder Representative and Parent or (ii) the Company, acting at the direction of the Company Board) (the “Voting Trust”) on terms reasonably acceptable to each such party and, upon execution of such written agreement or agreements, each Stockholder shall, subject to obtaining agreement from the DB Lender pursuant to Section 8.11, deliver to the Voting Trust, (a) certificates representing all of the Stockholder Shares, free and clear of all Liens and (b) a duly authorized and executed Stock Power and Assignment Separate from Stock Certificate, in substantially the form attached hereto as Annex C (a “Stock Power” and, together with any certificates delivered pursuant to clause (a), the “Stockholder Documents”), and, in furtherance of the foregoing, Parent shall use commercially reasonable efforts to assist the Stockholder Representative in facilitating such arrangements; provided that if and to the extent such arrangements have not been entered into with the Voting Trust as of such date, then, notwithstanding anything to the contrary in Section 3.1(b), (w) the Stockholder Representative shall be deemed to have waived the right to deliver a Rollover Election Notice, (x) there shall be no Rollover Shares, (y) each Stockholder shall be deemed to have waived the right to receive any Parent Shares in accordance herewith and (z) the cap on Stockholder Expenses in Section 9.18 shall be reduced from $400,000 to $150,000.

(b)   During such time as the Stockholder Shares are held in such Voting Trust, the Voting Trust may only, and the Stockholders may cause the Voting Trust only to, transfer the Stockholder Documents and Stockholder Shares in accordance with Section 8.3.

Section 8.2   No Inconsistent Agreements.  Each Stockholder covenants and agrees that such Stockholder shall not: (a) enter into any Contract (including any voting agreement) with respect to any of its Covered Shares other than this Agreement; (b) grant any proxy or power of attorney with respect to any of its Covered Shares; or (c) otherwise take any action, which in any case is inconsistent with such Stockholder’s obligations under this Agreement.

Section 8.3   No Transfers.  Except as provided for in Article III, Section 8.1, Section 8.11 and for Permitted Transfers, each Stockholder hereby agrees that, from the date hereof until the consummation of the Merger or the termination of the Merger Agreement, he, she or it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of, including by entering into a total return swap or other derivative or contractual arrangement that transfers the economic benefits or burdens associated therewith, any Covered Shares, or to enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger or otherwise), any Covered Shares, except in connection with cashless exercises or similar transactions (including, in respect of tax withholding) pursuant to the exercise of the Company Stock Options or settlement of other awards or obligations outstanding as of the date hereof, (b) deposit any Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any actions inconsistent with the foregoing clause (a) or (b) during the term of this Agreement; provided that, each Stockholder shall be permitted to transfer such Stockholder’s Covered Shares by operation of law in a merger or consolidation in which the Company is a participating company.  Permitted Transfers shall mean transfers to (i) an affiliated entity so long as the transferring Stockholder (together with the other Stockholders and Permitted Transferees) owns at least 80% or, if any such minority stakeholders are reasonably acceptable to Parent, 60% of the economic interest in, and maintains sole voting power with respect to, such entity, (ii) immediate family members; (iii) estate-planning vehicles, (iv) in the case of a Stockholder’s death, such Stockholder’s personal representative, heirs and legatees and (v) following an event of default thereunder, pursuant to the DB Loan.  Any such transferee of a Permitted Transfer (other than pursuant to clause (v) above until such time as agreement has been obtained from the DB Lender pursuant to Section 8.11) will be required to agree, in a form reasonably acceptable to Parent, to be bound by this Agreement, the Voting Trust and all of the provisions applicable to the Stockholders hereunder.

Section 8.4   No Registrations of Transfers.  Each Stockholder (a) except as otherwise permitted hereby, agrees that he, she or it shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares and (b) consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Covered Shares.

Section 8.5   No Solicitation.  Each Stockholder shall not, and shall not permit or authorize any, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, and if it is a corporation, partnership, limited liability company, trust or other entity, its Affiliates or their respective directors, officers, employees, in each case, acting on behalf of such Stockholder (collectively, “Representatives”), directly or indirectly, to (a) solicit, initiate, propose, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, whether publicly or otherwise, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (c) resolve, agree or propose to do any of the foregoing.  Each Stockholder shall, and shall cause each of his, her or its Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of his, her or its Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.  Each Stockholder shall advise Parent promptly (and in any event within twenty-four (24) hours) of (x) any Acquisition Proposal received by such Stockholder or his, her or its Representatives and (y) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal received by such Stockholder or his, her or its Representatives, which notice, in each case, shall specify the party making such Acquisition Proposal or indication or inquiry and the material terms and conditions of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of all written requests, proposals, offers or proposed agreements).  Each Stockholder shall keep Parent informed on a current basis of the status and terms (including any material changes to the terms thereof) of any such Alternative Proposal received by such Stockholder or his, her or its Representatives or indication or inquiry (including, if applicable, any revised copies of any written requests, proposals, offers or proposed agreements) and the status of any such discussions or negotiations.  Any Stockholder’s or his, her or its Representatives’ receipt of any Alternative Proposal shall not relieve the Stockholder from any of his obligations hereunder.

Section 8.6   No Groups.  Each Stockholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Common Shares or other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

Section 8.7   No Public Statements; Non-Disparagement.  Each Stockholder agrees that he, she or it shall not, and shall cause each of his, her or its Representatives, Affiliates, agents, members, representatives or consultants not to, issue any press releases or make any public statements with respect to this Agreement, the Merger Agreement or any of the transactions contemplated by the Merger Agreement without the prior written consent of Parent, except to the extent required by law or regulation.  Parent agrees it shall not, and shall cause each of its Representatives, controlling or controlled Affiliates, agents, members, representatives or consultants not to, issue any press releases or make any public statements with respect to any Stockholder without the prior written consent of the Stockholder Representative, except to the extent required by law or regulation.  If either party reasonably believes that any statements are required by law or regulation, such party shall consult with the other party regarding the content of such statements.  None of the Stockholders, on one hand, nor Parent or its Representatives, Affiliates, agents, members, representatives or consultants, on the other hand, shall take, and each such Person shall take reasonable steps to cause its Affiliates (excluding any Affiliates not controlling or controlled by Parent in the case of Parent) not to take, any action or make any public statement, whether or not in writing, that disparages or denigrates the Stockholders (in the case of Parent or its Affiliates, employees, agents members, directors, officers, representatives or consultant ) or Parent (in the case of the Stockholders or their respective Affiliates, employees, agents, members, directors, officers, representatives or consultants).

Section 8.8   Additional Covenants.  Each Stockholder hereby:

(a)   agrees not to take any action not otherwise permitted hereunder that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Stockholder of his, her or its obligations under this Agreement;

(b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to such Stockholder’s Covered Shares in the Merger;

(c)   agrees to promptly notify Parent of the number of any new Covered Shares acquired by such Stockholder after the date hereof; any such Covered Shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof;

(d)   agrees to (i) promptly supply (x) Parent and Merger Sub in writing, for inclusion in the Offer Documents (including Schedule 13E-3) and (y) the Company, for inclusion in Schedule 14D-9 and, if approval of the stockholders of the Company is required under applicable Law, the Proxy Statement (including Schedule 13E-3), all information concerning such Stockholder and his, her or its Representatives that may be required under the Exchange Act or reasonably requested in connection with any action contemplated by the Merger Agreement to be included in such documents and (ii) permit Parent, Merger Sub and the Company to publish and disclose in such documents, such Stockholder’s identity and ownership of Common Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and any other information that may be required under the Exchange Act; provided that Stockholders Representative shall be provided with a copy and given the opportunity to comment on any document intended to be filed with the SEC ; and

(e)   shall and does authorize Parent or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such shares) to the extent provided herein.

Section 8.9   Further Assurances.  From time to time, at each party’s request and without further consideration, the other party agrees that he, she or it shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 8.10   Merger Agreement.

(a)   Amendment.  Parent shall not, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Stockholder Representative, amend the Merger Agreement in order to reduce the Offer Price; change the form of consideration in the transaction to other than cash; or waive or change the Minimum Condition.

(b)   Merger Agreement Termination.  Upon the termination of the Merger Agreement, the Voting Trust shall return and assign the Stockholder Documents to each applicable Stockholder and this Agreement shall be terminated in accordance with Section 9.1.

Section 8.11   Pledges.  Parent acknowledges that not more than 15,626,919 of the Covered Shares (“Pledged Shares”) are currently pledged to Deutsche Bank or an Affiliate thereof as collateral security to support a loan(s) to one or more of the Stockholders in an aggregate principal amount of approximately $21.1 million (the “DB Loan”) and that, following an event of default under the DB Loan, the lender thereunder (the “DB Lender”) will have the right to transfer all or a portion of the Covered Shares in satisfaction of the DB Loan, which transfer would otherwise not be permitted hereunder. Each Stockholder agrees that he, she or it shall use its commercially reasonable efforts to prevent any default under the DB Loan, promptly cure any default thereunder, and cause the DB Lender to enter into arrangements obtain a modification to the DB Loan reasonably acceptable to Parent that will ensure that Parent will receive the intended benefits of this Agreement, including following an event of default under the DB Loan and both prior to and following any transfer by the DB Lender of the DB Loan or the Covered Shares; provided that in furtherance of the foregoing, Parent shall use commercially reasonable efforts to assist the Stockholder Representative in facilitating such arrangements; provided however that if and to the extent such arrangements have not been entered into with the DB Lender no later than May 16, 2011, then, notwithstanding anything to the contrary in Section 3.1(b), (w) the Stockholder Representative shall be deemed to have waived the right to deliver a Rollover Election Notice, (x) there shall be no Rollover Shares, (y) each Stockholder shall be deemed to have irrevocably waived the right to receive any Parent Shares in accordance herewith and (z) the cap on Stockholder Expenses inSection 9.18 shall be reduced from $400,000 to $150,000.  Parent acknowledges that it would not be “commercially reasonable” to require any Stockholder to repay or reduce the DB Loan prior to the sale of the Covered Shares hereunder in order to comply with the provisions of this Section 8.11.   Parent acknowledges and agrees that no Stockholder shall be deemed to have breached any representation or warranty contained in this Agreement by virtue of the existence of the DB Loan.  Each Stockholder agrees that he, she or it shall not incur any additional principal indebtedness under the DB Loan or that are otherwise secured by any of the Covered Shares and will not amend the terms of the DB Loan during the term of this Agreement, except as to comply with such Stockholder’s obligations contemplated by Section 8.11.

ARTICLE IX

MISCELLANEOUS

Section 9.1   Termination.  This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated and (c) at the election of the Stockholder Representative, on or after the date that is five (5) months after the date hereof (subject to an extension not to exceed sixty (60) calendar days so long as Parent retains financing commitments with terms and conditions no less favorable than those existing  as of the date of the commencement of the Offer); provided that this Article IX shall survive any termination of this Agreement and Article III shall survive any termination of this Agreement pursuant to Section 9.1(a) above.  Upon the termination of this Agreement, the Voting Trust shall return and assign the Stockholder Documents delivered thereto pursuant to Section 8.1 to each applicable Stockholder.  Nothing in this Article IX shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

Section 9.2   Amendments; Waivers.  This Agreement may not be amended or waived except by an instrument in writing signed (a) by each of the parties to this Agreement in the case of an amendment or (b) by the party against whom the waiver is to be effective in the case of a waiver.  No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege.

Section 9.3   Notices.  Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent, to:

Colonel Holdings, Inc.
c/o Apollo Management VII, L.P.
9 West 57th Street
43rd Floor
New York, NY 10019
Attention:  Laurie Medley
Facsimile:  (646) 607-0528

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile: (212) 757-3990
Attention: James H. Schwab
      Neil Goldman

If to a Stockholder, to such Stockholder’s address or facsimile number set forth on the signature pages to this Agreement;

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.  Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 9.3, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 9.3, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.3 and appropriate confirmation is received.

Section 9.4   Entire Agreement.  This Agreement (including the Annexes hereto) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings  among the parties with respect to the subject matter hereof.  For purposes of clarification, except as set forth herein, there are no separate agreements, arrangements and understandings among Parent, any of the Stockholders and any of their respective Affiliates under which any of the Stockholders would be entitled to receive additional compensation or consideration.

Section 9.5   No Third-Party Beneficiaries.  This Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies.

Section 9.6   Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.7   Submission to Jurisdiction.  Each of the parties irrevocably agrees that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any Action (whether at law, in equity, in contract, in tort or otherwise) relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Chosen Court.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such Chosen Court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

Section 9.8   WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9   Assignments; Successors.

(a)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that, subject to Section 9.9(b), Parent may assign all or any of their rights and obligations hereunder to an Affiliate or to any parties providing the Financing pursuant to the terms thereof (for purposes of creating a security interest herein or other assignment as collateral in respect of such Financing).  Any such assignment will not relieve the party making such assignment from its obligations hereunder.  Subject to the two immediately preceding sentences and Section 9.9(b), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(b)   In the event that any Affiliate of Apollo Management VII, L.P. makes its investment in the Company through a direct investment in one or more entities other than or in addition to Parent, Parent will cause such entity or entities to be substituted for Parent or joined in the rights and obligations of Parent under this Agreement.

Section 9.10   Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by each Stockholder, Parent or any of their respective Representatives were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, prior to any termination of this Agreement pursuant to Section 9.1, each Stockholder and Parent shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts without bond or other security being required, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each Stockholder and Parent hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.11   Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12   Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13   Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.14   Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.15   No Presumption Against Drafting Party.  Each of party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.16   No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 9.17   No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each Stockholder covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Parent’s  present or former directors, executive officers, stockholders, partners, members, employees or Affiliates of Parent or any of its Subsidiaries, nor any of such Parent’s Affiliates, as such (collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of Parent under this Agreement or any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith, for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 9.17 shall relieve or otherwise limit the liability of Parent, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

Section 9.18   Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that, at the Merger Closing, Parent agrees to pay or reimburse the Stockholder Representative for all reasonable out-of-pocket expenses (including reasonable fees and expenses of its independent auditors, counsel, and the reasonable fees and expenses of any other advisors or consultants retained by the Stockholder Representative or the other Stockholders) incurred by the Stockholder Representative or the other Stockholders in connection with the transactions contemplated by this Agreement, in an aggregate amount not to exceed $400,000 (“Stockholder Expenses”); provided, further, that, in the event of a termination of the Merger Agreement pursuant to which Parent shall be reimbursed for its expenses in accordance therewith, the Stockholders shall also be reimbursed out of the funds so reimbursable pursuant thereto for any Stockholder Expenses.

Section 9.19   Stockholder Representative.  Each Stockholder hereby appoints the Stockholder Representative as its true and lawful agent and of such Stockholder with full powers of substitution to act in the name, place and stead of such Stockholder with respect to the performance on behalf of such Stockholder of any or all terms and provisions hereof (including with respect to Article IV and Article VIII) and to do or refrain from doing all such further acts and things, and to execute all such documents in connection with any transaction contemplated hereunder.  The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative as the act of such Stockholder in all matters referred to herein.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement or other authorized person as of the date first written above.

COLONEL HOLDINGS, INC. By: /s/ Aaron Stone Name: Title:

/s/ Robert F.X. Sillerman
Robert F.X. Sillerman

Notices
Robert F.X. Sillerman
159 East 70th Street
New York, New York 10021

with a copy (which shall not constitute
notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 715-8000
Attention: Thomas E. Molner

SILLERMAN CAPITAL HOLDINGS, L.P.
By: Sillerman Capital Holdings, Inc., its general partner

By: /s/ Robert F.X. Sillerman
   Name: Robert F.X. Sillerman
   Title:  President

Notices
Sillerman Capital Holdings, L.P.
159 East 70th Street
New York, New York 10021
Attention: Robert F.X. Sillerman

with a copy (which shall not constitute
notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 715-8000
Attention: Thomas E. Molner

/s/ Laura Sillerman
Laura Sillerman

Notices
Laura Sillerman
159 East 70th Street
New York, New York 10021

with a copy (which shall not constitute
notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 715-8000
Attention: Thomas E. Molner

ANNEX A

Annex A

Name	Common Shares	Company Stock Options
Robert F.X. Sillerman	15,626,919	600,000
Sillerman Capital Holdings, L.P.	2,556,392	0
Laura Sillerman	1,000,000	0

A-1

ANNEX B

Stockholders Agreement – Key Terms

The following summarizes certain terms and conditions applicable to the stockholders of Parent (“Holdco”) that will own, directly or indirectly, Colonel (the “Company”).  The following terms shall be reflected in a Stockholders Agreement and/or the other applicable organizational documents of Holdco reasonably acceptable to Parent and the Stockholder Representative, to be entered into on or prior to the Closing.  Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

Capital Stock
The capital stock of Holdco shall consist of:

• Parent Shares (“Common Stock”) issued to one or more Affiliates of Apollo Management VII, L.P. (the “Apollo Stockholders”) by Parent in exchange for their cash equity contribution to Parent in connection with the Offer and the Merger and valued at the Per Share Merger Consideration;

• Common Stock issued to the Stockholders in exchange for the Rollover Shares contributed to Parent and/or an Affiliate and valued in the same manner as Apollo’s Common Stock based on the Offer Price;

• Preferred Stock of Holdco issued to the current holders of Series B and Series C Preferred Stock of the Company; and

• any Common Stock or other capital stock as may be authorized and issued by the Board from time to time (to be valued at fair market value as reasonably determined by the Board as of the time of issuance).

Transfer Restrictions
Except for Permitted Transfers, the Stockholders will not be permitted to transfer capital stock of Holdco, directly or indirectly, without the prior consent of Holdco and thereafter subject to pro rata rights of first offer in favor of the Apollo Stockholders.  The pro rata rights of first offer of the Apollo Stockholders shall not apply to any Drag-Along Sale or to Permitted Transfers.  “Permitted Transfers” will mean any transfer of capital stock of Holdco to (i) an affiliated entity so long as the transferring Stockholder (together with the other Stockholders and Permitted Transferees) owns at least 80%, or if such minority stakeholders are reasonably acceptable to the Apollo Stockholders, 60% of the economic interest in, and maintains sole voting power with respect to, such entity, (ii) immediate family members; (iii) estate-planning vehicles and (iv) in the case of a Stockholder’s death, such Stockholder’s personal representative, heirs and legatees.  Following the death or incapacity of the Stockholder Representative, such Stockholder Representative’s personal representative may designate a single individual reasonably acceptable to Parent to exercise any voting or governance rights of the Stockholder.  All permitted transferees will be required to agree, in a form reasonably acceptable to Parent, to be bound by the Stockholders Agreement and shall be subject to all of the provisions applicable to the Stockholders thereunder.  The Stockholder Representative shall be empowered to make all decisions and take any other actions on behalf of the other Stockholders and their permitted transferees with respect to Holdco.

Drag-Along Right
If (i) Holdco determines to effect a merger or consolidation of itself or to sell all or a majority of its assets or (ii) the Apollo Stockholders determine to sell all or a majority of their Common Stock (a “Drag-Along Sale”), the Stockholders will be required to approve and, if applicable, participate in such sale on a pro rata basis on equivalent terms and conditions (including indemnification and escrow obligations; provided that the Stockholders indemnification obligations shall be capped at no higher than the pro rata portion of purchase price and (x) with respect to matters personal to a Stockholder, be only the obligation of the Stockholder making such representations and (y) with respect to matters relating to Holdco, be determined pro rata based upon relative sale proceeds to be received); provided that, such Drag-Along Sale shall not require the Stockholders to accept securities of any company that does not operate in the telecommunications, media or technology industries.

Tag-Along Rights
The Stockholders will have the right to participate on a pro rata basis on equivalent terms and conditions (including indemnification (provided such indemnity shall be capped at no higher than the pro rata portion of purchase price and (i) with respect to matters personal to a Stockholder, be only the obligation of the Stockholder making such representations and (ii) with respect to matters relating to Holdco, be determined pro rata based upon relative sale proceeds to be received), in any transfer or series of related transfers by the Apollo Stockholders, other than transfers pursuant to a Drag-Along Sale.

Preemptive Rights
The Stockholders and the Apollo Stockholders (the “Initial Stockholders”) will be entitled to pro rata preemptive rights (as determined on a fully-diluted basis) with respect to equity offerings of Holdco, subject to customary exceptions; provided that if the Apollo Stockholders waive such preemptive rights on their own behalf, then the Apollo Stockholders may also waive such preemptive rights on behalf of all other stockholders so long as the offering is to a non-Affiliate.  The Initial Stockholders will not be permitted to syndicate any portion of their pro rata share of equity offerings to any third party that would not otherwise be a permitted transferee described above and in any event, in the case of the Stockholders, the Stockholder Representative must retain all voting and governance rights.

Governance Rights
So long as the Stockholders and any permitted transferees own at least 50% of the shares of Common Stock issued to them as of the Closing (and, on or after the second anniversary of the Merger, in no event less than 7.5% of all shares of Common Stock (on a fully-diluted basis), Sillerman will be entitled to appoint one director to the Board, which will either be Sillerman or another individual reasonably acceptable to the Apollo Stockholders.  The remaining directors will be appointed in a manner determined by the Apollo Stockholders.

Information Rights	The Initial Stockholders will be entitled to customary information rights, including quarterly and annual financial statements.
Affiliate Transactions
Non-arms’-length affiliate transactions will require approval of a majority of directors that are “independent” under NYSE rules.  Any Drag-Along Sale with or to an affiliate of the Apollo Stockholders will be supported by a customary fairness opinion from an independent, nationally recognized financial advisor or accounting firm, which financial advisor or accounting firm shall be selected by the Stockholder Representative from among a list of three such firms selected by the Apollo Stockholders.

Termination
The Stockholders Agreement will terminate upon consummation of an IPO, upon which time the Initial Stockholders shall be entitled to customary piggyback registration rights and the Apollo Stockholders and Sillerman shall be entitled to customary demand registration rights.  The Stockholders shall not have the right to demand an IPO.  The Stockholders Agreement will also terminate upon a change of control of Holdco; provided that (i) such change of control is pursuant to a Drag-Along Sale in which all shares are subject to the Drag-Along Sale or (ii) the Stockholders shall have the right to cause Holdco to repurchase all Stockholder’s Parent Shares at a price per share implied by the transaction).

Fees
The Stockholders will be entitled to share with the Apollo Stockholders in any transaction or monitoring fee received by the Apollo Stockholders or their Affiliates (excluding, for the avoidance of doubt, any Termination Fee payable pursuant to the Merger Agreement) pro rata based upon relative ownership of Holdco at the applicable time (as determined on a fully-diluted basis).  In the event that any Stockholder elects to have its, his or her Common Stock repurchased in accordance with Section 3.1(c) of the Agreement after having received any fee described above, then the amount payable to such Stockholder in respect of its Common Stock shall be reduced by the aggregate amount paid to such Stockholder in respect of any transaction or monitoring fees otherwise paid or payable to such Stockholder to the extent allocable with respect to such repurchased Common Stock.  Notwithstanding anything to the contrary to the foregoing, and except as required by law, each Stockholder may designate any other person or entity to receive all or a portion any of the cash payments otherwise payable to such Stockholder pursuant to this paragraph.

ANNEX C

STOCK POWER

FOR VALUE RECEIVED, [STOCKHOLDER], a ______________, hereby sells, assigns and transfers unto [VOTING TRUST], _____ shares of common stock, $0.01 par value, of CKx, Inc., a Delaware corporation, standing in the name of the undersigned on the books of said corporation [represented by Certificate[s] No. __________], and does hereby irrevocably constitute and appoint [VOTING TRUST] as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer the said stock on the books of said corporation with full power of substitution in the premises.  The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

Dated:

[___________________________ ]

By:__________________________
   Name:
   [Title:  ]